                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                  FORM 8-K/A
                              (Amendment  No. 1)

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) February 24, 1998
                                                        -----------------

                             INFOCURE CORPORATION
                             --------------------
              (exact name of registrant as specified in chapter)



         Delaware                     001-12799                 58-2271614
--------------------------------------------------------------------------------
(State or other jurisdiction         (Commission               (IRS Employer
     of Incorporation)               File Number)            Identification No.)


1765 The Exchange, Suite 450, Atlanta, GA                           30339
--------------------------------------------------------------------------------
 (Address of principal executive office)                          (zip code)


Registrant's telephone number, including area code:   770-221-9990
                                                      ------------

                                 Not Applicable
                                 --------------
         (Former name or former address, if changed since last report)

                                    Contents
--------------------------------------------------------------------------------


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a) Financial Statements of Business Acquired.

         December 31, 1997 and 1996 Audited Financial Statements of Micro-Software Designs, Inc. are attached hereto.

         December 31, 1997 and 1996 Audited Financial Statements of Medical Software Integrators, Inc. are attached hereto.

         (b)  Pro Forma Financial Information.

         InfoCure Corporation Pro Forma Condensed Consolidated Financial Statements (Unaudited) are attached hereto.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              INFOCURE CORPORATION
                              (Registrant)



Date:  May 11, 1998           by:  /s/ Frederick L. Fine
                                   ----------------------------------
                                   Frederick L. Fine
                                   President; Chief Executive Officer

                         INDEX TO FINANCIAL STATEMENTS
                              InfoCure Corporation
                                   Form 8-K/A



December 31, 1997 and 1996 Audited Financial Statements of Micro-Software Designs, Inc.
-------------------------------------------------------------------------

Report of Independent Certified Public Accountants................... F-2

Balance Sheets....................................................... F-3

Statements of Income and Retained Earnings........................... F-4

Statements of Cash Flows............................................. F-5

Notes to Financial Statements...................................... F-6 - 9


December 31, 1997 and 1996 Audited Financial Statements of Medical Software Integrators, Inc.
---------------------------------------------------------------------------

Report of Independent Certified Public Accountants................... F-10

Balance Sheets....................................................... F-11

Statements of Income and Retained Earnings........................... F-12

Statements of Cash Flows............................................. F-13

Notes to Financial Statements..................................... F-14 - 19


InfoCure Corporation Pro Forma Condensed Consolidated Financial Statements (Unaudited)
--------------------------------------------------------------------------

Pro Forma Condensed Consolidated Balance Sheet....................... F-20

Pro Forma Condensed Consolidated Statements of Operations
   For the eleven months ended December 31, 1997..................... F-21

Notes to Pro Forma Condensed Consolidated Financial Statements.... F-22 - 24

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
 Micro-Software Designs, Inc.
Ridgefield, Connecticut


We have audited the accompanying balance sheets of Micro-Software Designs, Inc. as of December 31, 1997 and 1996, and the related statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Micro-Software Designs, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                  BDO SEIDMAN, LLP


Atlanta, Georgia
January 15, 1998

                         Micro-Software Designs, Inc.

                                Balance Sheets

                                                                                  December 31,
                                                                       ----------------------------------
                                                                          1997                    1996
                                                                       ----------              ----------
Assets

Current
 Cash.........................................................         $  269,153               $ 293,249
 Accounts receivable net of allowance of $37,000 in 1997
  and $27,000 in 1996.........................................            117,431                  88,316
 Prepaid assets...............................................            152,451                   9,925
 Other receivables............................................             16,557                       -
                                                                       ----------              ----------

Total current assets..........................................            555,592                 391,490

Property and equipment at cost, net of accumulated
 depreciation.................................................            158,650                 159,496

Software development costs, net of accumulated
 amortization of $390,032 and $205,667........................            420,082                 352,084

Deposits......................................................             72,330                       -
                                                                       ----------              ----------

Total assets..................................................         $1,206,654               $ 903,070
                                                                       ==========              ==========

Liabilities and Stockholder's Equity

Current liabilities
 Accounts payable and accrued expenses........................         $    8,712                $ 55,929
 Deferred revenue.............................................            714,714                 391,096
 Current portion of long-term debt............................                  -                   5,546
 Note payable to shareholder..................................                  -                 152,435
                                                                       ----------              ----------

Total current liabilities.....................................            723,426                 605,006
                                                                       ----------              ----------

Stockholder's equity
 Common stock, no par or stated value, 200
  shares authorized issued and outstanding....................                  -                       -
 Retained earnings............................................            483,228                 298,064
                                                                       ----------              ----------

Total stockholder's equity....................................            483,228                 298,064
                                                                       ----------              ----------

Total liabilities and stockholder's equity                             $1,206,654              $  903,070
                                                                       ==========              ==========

See accompanying notes to financial statements.

                         Micro-Software Designs, Inc.

                Statements of Operations and Retained Earnings

                                                                         Years Ended December 31,
                                                                  -------------------------------------
                                                                        1997                  1996
                                                                  ---------------        ---------------
Revenue

 Software sales.................................................       $3,326,317             $2,670,987
 Support and consulting revenue.................................        1,564,098              1,267,206
                                                                       ----------             ----------

Total revenue...................................................        4,890,415              3,938,193
                                                                       ----------             ----------

Operating costs and expenses
 Salaries, wages and benefits...................................        1,402,644              1,115,505
 Officers' compensation.........................................        1,780,304              1,104,100
 Cost of revenue - training, travel and installation............          377,805                432,308
 Commissions and consulting.....................................           64,734                169,525
 Depreciation and amortization..................................          257,783                156,551
 Rent and utilities.............................................          182,749                167,720
 Meals and travel...............................................            3,416                  3,515
 Telephone and office...........................................          293,223                236,259
 Other..........................................................           64,898                127,243
 Advertising and promotion......................................           51,467                 64,813
 Professional fees..............................................          217,091                 59,477
                                                                       ----------             ----------

Total costs and operating expenses..............................        4,696,114              3,637,016
                                                                       ----------             ----------

Income from operations..........................................          194,301                301,177
                                                                       ----------             ----------

Other income and (expense)
 Interest income................................................           12,763                  4,442
 Interest expense...............................................                -                 (2,496)
                                                                       ----------             ----------

Total other income (expenses)...................................           12,763                  1,946
                                                                       ----------             ----------

Income before taxes.............................................          207,064                303,123

Income taxes....................................................           21,900                  4,299
                                                                       ----------             ----------

Net income......................................................          185,164                298,824

Retained earnings, beginning....................................          298,064                   (760)
                                                                       ----------             ----------

Retained earnings, ending.......................................       $  483,228             $  298,064
                                                                       ==========             ==========

See accompanying notes to financial statements.

                         Micro-Software Designs, Inc.

                           Statements of Cash Flows


                                                                            Years Ended December 31,
                                                                         -------------------------------
                                                                           1997                  1996
                                                                         --------               --------
Operating activities
 Net income.....................................................         $185,164               $298,824
 Adjustments to reconcile net income to cash
  provided by operating activities:
   Depreciation and amortization................................          257,783                156,551
   Provision for uncollectible accounts.........................           10,000                      -
   (Increase) decrease in:
     Accounts receivable........................................          (39,115)                (2,901)
     Other current assets.......................................         (159,083)                24,875
     Deposits...................................................          (72,330)                     -
   Increase (decrease) in:
     Accounts payable and accrued expenses......................          (47,217)               (10,200)
     Deferred revenue...........................................          323,618                 72,968
                                                                         --------               --------

Cash provided by operating activities...........................          458,820                540,117
                                                                         --------               --------

Investing activities
 Purchase of property and equipment.............................          (72,572)               (83,486)
 Software development costs.....................................         (252,363)              (284,459)
                                                                         --------               --------

Cash used in investing activities...............................         (324,935)              (367,945)
                                                                         --------               --------

Financing activities
 Increase (decrease) in loans from shareholder..................         (152,435)                35,022
 Repayment of long-term debt....................................           (5,546)               (33,338)
                                                                         --------               --------

Cash provided by (used in) financing activities.................         (157,981)                 1,684
                                                                         --------               --------

Net increase (decrease) in cash.................................          (24,096)               173,856

Cash, beginning.................................................          293,249                119,393
                                                                         --------               --------

Cash, ending....................................................         $269,153               $293,249
                                                                         ========               ========

See accompanying notes to financial statements.

                         Micro-Software Designs, Inc.

                         Notes to Financial Statements


1.  Summary of Significant       Description of Business
    Accounting Policies
                                 The Company develops, sells, installs and services computer software for the medical industry. Costs of sales are included in other costs and expenses.

                                 Revenue Recognition

                                 In October 1997, the AICPA issued Statement of Position ("SOP") 97-2
                                 "Software Revenue Recognition" which requires software revenue to be recognized when all elements essential to the functionality of the software have been delivered.  The Company's policies are consistent with the provisions of SOP 97-2.  Revenue from maintenance and support service contracts is recognized over the contact period.

                                 Software Development Costs

                                 Certain costs incurred in the internal development of computer software which is to be licensed, sold, or otherwise marketed, are capitalized and amortized on a straight-line basis over the expected useful life of the individual software products (generally four years).  Development costs include detailed design, prototyping, coding, testing, documentation, production and quality assurance.  Such costs are capitalized once the product's technological feasibility is established and are expensed after the product is available for general release.  During the years ended
                                 December 31, 1997 and 1996, the Company capitalized $252,363 and
                                 $284,459, respectively, of software development costs.  Amortization of capitalized software development costs for the years ended December 31,
                                 1997 and 1996, was $184,365 and $92,028, respectively.

                                 The Company's operational policy for the assessment and measurement of the continuing value of capitalized software is to evaluate the recoverability of the remaining life of its capitalized software and determine whether the software should be completely or partially written off or the amortization period accelerated.  The Company will recognize an impairment if undiscounted estimated future cash flows of the capitalized software is determined to be less than the carrying amount of capitalized software.

                         Micro-Software Designs, Inc.

                         Notes to Financial Statements

                         Property and Equipment

                         Property and equipment are stated at cost. Depreciation is computed over the estimated useful life of the assets using straight-line methods.

                         Use of Estimates in Preparing Financial Statements

                         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         Concentration of Credit Risk

                         The Company markets its products and services primarily to healthcare providers. As a result, the Company may be exposed to credit risk resulting from factors impacting that industry. The Company markets its products in diverse geographic areas. This diversity reduces the concentration of credit risk which may arise from the resultant accounts receivable.

                         Fair Value of Financial Instruments

                         The Company's financial instruments include receivables, payable and accrued liabilities. Such instruments are reported at values which the Company believes are not materially different from their fair values.

                         New Accounting Pronouncements

                         SFAS No. 130, "Reporting Comprehensive Income" is effective for years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income, its components and accumulated balances. This pronouncement is not expected to have a material impact on the Company's financial statements when adopted.

                         SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" is effective for years beginning after December 15, 1997. This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This

                             Micro-Software Designs, Inc.

                             Notes to Financial Statements

                             pronouncement is not expected to have a material impact on the Company's financial statements when adopted.

2.  Property and Equipment   Major classes of property and equipment at December
                             31, 1997 and 1996 consisted of the following:

                                                            1997         1996
                                                          --------     --------
                             Computers................    $239,024     $172,229
                             Furniture and fixtures...     117,383      117,383
                             Telephone................      30,597       24,819
                                                          --------     --------

                             Total cost...............     387,004      314,431

                             Less:  accumulated
                              depreciation............     228,354      154,936
                                                          --------     --------

                                                          $158,650     $159,495
                                                          ========     ========

3.  Leases                   The Company is obligated under terms of operating
                             leases for its office facilities and certain equipment.

                             Future annual minimum payments under these operating leases are as follows:


                                  Year                                  Amount
                                  ----                                  ------
                                  1998.....................            $202,800
                                  1999.....................             213,200
                                  2000.....................             223,600
                                  2001.....................             234,000
                                  2002.....................             244,400
                                  Thereafter...............             520,000

                             Rental expense was $165,725 and $148,880 for the years ended December 31, 1997 and 1996, respectively.

                                 Micro-Software Designs, Inc.

                                 Notes to Financial Statements

4.  Employee Benefit Plan        The Company maintains a 401(k) plan for its
                                 employees who have completed one year of service and attained the age of 21. In addition to the amount deferred by each employee, the company may make a matching contribution to each participant up to 10% of the participant's annual compensation. Expense related to this plan was approximately $13,600 and $26,000 for the years ended December 31, 1997 and 1996, respectively.

5.  Income Taxes                 The Company has elected to be taxed as an "S"
                                 Corporation under the provisions of Subchapter
                                 S of the Internal Revenue Code. As such, the profits of the Company are taxed on the individual income tax returns of its stockholder. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements. Income tax expense consists of income taxes payable to state tax authorities.

6.  Related Party                A shareholder advanced the Company $152,435
    Transactions                 during 1996 to help fund operations.  Such
                                 advances were repaid in 1997.



7.  Subsequent Event             In November 1997, the Company entered into
                                 negotiations with InfoCure Corporation
                                 ("InfoCure"), whereby InfoCure would acquire substantially all of the assets and assume all of the liabilities of the Company in exchange for up to $15,600,000 in cash and InfoCure common stock and up to $4,400,000 in additional consideration contingent upon achievement of certain defined profit objectives over a two year period following the closing. The transaction is expected to close in the first quarter of 1998.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
 Medical Software Integrators, Inc.
Marietta, Georgia


We have audited the accompanying balance sheets of Medical Software Integrators, Inc. as of December 31, 1997 and 1996, and the related statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical Software Integrators, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                  BDO SEIDMAN, LLP


Atlanta, Georgia
January 16, 1998

                       Medical Software Integrators, Inc.

                                 Balance Sheets

                                                                                    December 31,
                                                                         ----------------------------------
                                                                           1997                    1996
                                                                        ----------              ----------
Assets

Current
 Cash..........................................................         $  227,624              $    3,465
 Accounts receivable...........................................          1,081,313                 701,567
 Inventory.....................................................            206,074                  69,198
 Prepaid expenses..............................................             13,171                   7,428
 Deferred tax asset............................................            129,000                       -
 Other current assets..........................................             29,778                       -
                                                                        ----------              ----------

Total current assets...........................................          1,686,960                 781,658

Property and equipment at cost, net of accumulated
 depreciation..................................................            760,601                 527,990

Other assets...................................................              8,614                       -
                                                                        ----------              ----------

                                                                        $2,456,175              $1,309,648
                                                                        ==========              ==========

Liabilities and Stockholders' Equity

Current liabilities
 Accounts payable..............................................         $   84,216              $  239,051
 Income taxes payable..........................................             68,967                  34,440
 Deferred tax liability........................................                  -                  68,000
 Unearned revenue..............................................          1,272,742                 492,495
 Accrued expenses..............................................            199,394                  11,284
 Current portion of notes payable..............................                  -                   8,406
                                                                        ----------              ----------

Total current liabilities......................................          1,625,319                 853,676

Notes payable, less current portion............................                  -                  38,626
                                                                        ----------              ----------

Total liabilities..............................................          1,625,319                 892,302
                                                                        ----------              ----------

Stockholders' equity
 Common stock, $1 par, 500 shares authorized,
  issued and outstanding.......................................                500                     500
 Additional paid-in capital....................................              1,333                   1,333
 Retained earnings.............................................            829,023                 415,513
                                                                        ----------              ----------

Total stockholders' equity.....................................            830,856                 417,346
                                                                        ----------              ----------

                                                                        $2,456,175              $1,309,648
                                                                        ==========              ==========

See accompanying notes to financial statements.

                       Medical Software Integrators, Inc.

                   Statements of Income and Retained Earnings

                                                                             Years Ended December 31,
                                                                       -----------------------------------
                                                                           1997                    1996
                                                                        ----------              ----------
Revenue
 Hardware and software sales....................................        $1,386,123              $1,631,631
 Equipment rental income........................................         1,909,956                 517,915
 Training and installation......................................           252,825                 176,215
 Support and consulting.........................................           169,265                  75,185
 Forms and supplies.............................................            58,552                  70,895
 Other..........................................................           194,076                 106,634
                                                                        ----------              ----------

Total revenue...................................................         3,970,797               2,578,475
                                                                        ----------              ----------

Operating costs and expenses
 Salaries, wages and benefits...................................         2,142,174               1,355,058
 Hardware purchases for resale..................................           317,203                 261,671
 Software purchases for resale..................................            95,504                  58,368
 Depreciation...................................................           284,600                 179,340
 Meals and travel...............................................            80,624                  98,234
 Telephone......................................................            42,170                  34,762
 Rent...........................................................            87,016                  81,030
 Other..........................................................           288,672                 187,849
                                                                        ----------              ----------

Total operating costs and expenses..............................         3,337,963               2,256,312
                                                                        ----------              ----------

Income from operations..........................................           632,834                 322,163
                                                                        ----------              ----------

Other (income) expense
 Interest income................................................            (6,268)                 (3,614)
 Interest expense...............................................             3,592                   1,537
 Loss on disposal...............................................                 -                  10,908
                                                                        ----------              ----------

Total other (income) expense....................................            (2,676)                  8,831
                                                                        ----------              ----------

Income before taxes.............................................           635,510                 313,332

Income taxes....................................................           222,000                 129,000
                                                                        ----------              ----------

Net income......................................................           413,510                 184,332

Retained earnings, beginning....................................           415,513                 231,181
                                                                        ----------              ----------

Retained earnings, ending.......................................        $  829,023              $  415,513
                                                                        ==========              ==========

See accompanying notes to financial statements.

                      Medical Software Integrators, Inc.

                           Statements of Cash Flows

                                                                            Years Ended December 31,
                                                                        --------------------------------
                                                                          1997                   1996
                                                                        ---------              ---------
Operating activities

 Net income.....................................................        $ 413,510              $ 184,332
 Adjustments to reconcile net income to cash
  provided by operating activities:
   Depreciation.................................................          284,600                179,340
   Loss on disposal of property, plant and equipment............                -                 10,908
   Deferred tax expense (benefit)...............................         (197,000)                77,000
   (Increase) decrease in:
     Accounts receivable........................................         (379,746)              (595,686)
     Inventory..................................................         (136,876)               (69,198)
     Prepaid expenses...........................................           (5,743)                (7,428)
     Other current assets.......................................          (29,778)                     -
     Other assets...............................................           (8,614)                     -
   Increase (decrease) in:
     Accounts payable...........................................         (154,835)               238,669
     Income taxes payable.......................................           34,527                      -
     Unearned revenue...........................................          780,247                381,356
     Accrued expenses...........................................          188,110                 21,665
                                                                        ---------              ---------

Cash provided by operating activities...........................          788,402                420,958
                                                                        ---------              ---------

Investing activity
 Purchase of property and equipment.............................         (517,211)              (418,546)
                                                                        ---------              ---------

Financing activity
 Payments on notes payable......................................          (47,032)                (6,502)
                                                                        ---------              ---------

Net increase (decrease) in cash.................................          224,159                 (4,090)

Cash, beginning.................................................            3,465                  7,555
                                                                        ---------              ---------

Cash, ending....................................................        $ 227,624              $   3,465
                                                                        =========              =========

Supplemental Cash Flow Information
 Property acquired with loan proceeds...........................        $      -               $  53,534
                                                                        =========              =========

 Cash paid for interest.........................................        $   3,592              $   1,537
                                                                        =========              =========

 Cash paid for income taxes.....................................        $ 384,473              $  20,000
                                                                        =========              =========

See accompanying notes to financial statements.

                            Medical Software Integrators, Inc.

                              Notes to Financial Statements

1.  Summary of              Description of Business
    Significant
    Accounting              The Company develops, markets, installs and
    Policies                services computer software for the medical
                            industry. The Company also markets computer hardware and supplies. Costs of sales are included in other costs and expenses.

                            Revenue Recognition

                            Revenue from sales of hardware and software is recognized when products are delivered. Revenue from maintenance and support service contracts is recognized ratably over the contract period. Rental income is recognized ratably, over the life of the related agreement. Revenue from other services is recognized when the service is performed. Unearned revenue represents customer deposits and other amounts billed in advance.

                            Property and Equipment

                            Property and equipment are stated at cost.
                            Depreciation is computed over the estimated useful life of the assets using accelerated methods.

                            Income Taxes

                            The Company uses the liability method to account for income taxes. Under this approach, deferred income taxes are provided for the temporary differences between the book and tax bases of assets and liabilities using currently enacted tax rates. Changes in tax laws or rates are recognized in the deferred tax balances when enacted.

                            Use of Estimates

                            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            Concentrations of Credit Risk

                            The Company markets its products and services primarily to healthcare providers. As a result, the Company may be exposed to credit risk resulting from factors impacting that industry. The company markets its products throughout the United States. This geographic diversity reduces the concentration of credit risk

                          Medical Software Integrators, Inc.

                            Notes to Financial Statements

                          which may arise from the resultant receivables.

                          Fair Value of Financial Instruments

                          The Company's financial instruments include receivables, payables and accrued liabilities. Such instruments are reported at values which the Company believes are not materially different from their fair values.

                          New Accounting Pronouncements

                          Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of " was adopted in 1996.

                          This statement required that long-lived assets, including certain intangibles, held and used by the Company be reviewed for potential impairment. This new pronouncement did not have a material effect on the Company's financial statements when adopted.

                          SFAS No. 130, "Reporting Comprehensive Income" is effective for years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income, its components and accumulated balances. This pronouncement is not expected to have a material impact on the Company's financial statements when adopted.

                          SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" is effective for years beginning after December 15, 1997. This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This pronouncement is not expected to have a material impact on the Company's financial statements when adopted.

                          Statement of Position 97-2 "Software Revenue
                          Recognition" is effective for years beginning after December 15, 1997. This statement of position provides guidance for when revenue should be recognized and in what amounts for licensing, selling, leasing, or otherwise marketing computer software. This statement of position is not expected to have a material impact on the Company's financial statements when applied.

                            Medical Software Integrators, Inc.

                              Notes to Financial Statements

2.  Property and            Property and equipment consists of the following:
    Equipment

                                                    Estimated
                                                      Useful
                            December 31,               Life             1997               1996
                            -------------           ---------         --------            ------
                            Furniture
                              and fixtures........       5           $   73,792          $ 25,629
                            Leased systems........       5            1,041,147           655,364
                            Automobiles...........       3                    -            53,534
                            Computer equipment....       5              330,797           204,534
                            Leasehold improve-
                              ments...............                        3,238                 -
                                                                      ---------          --------

                                                                      1,448,974           939,061
                            Less accumulated
                              depreciation........                      688,373           411,071
                                                                      ---------          --------

                                                                     $  760,601          $527,990
                                                                     ==========          ========

                            Depreciation expense was $284,600 and $179,340 for the years ended December 31, 1997 and 1996, respectively.

3.  Leasing                 As Lessor
    Activity
                            The Company is the lessor of equipment under operating leases for periods up to five years.
                            Customers routinely extend the lease terms in connection with a system upgrade. The cost of leased systems is generally depreciated over five years to a zero value on an accelerated basis.
                            Accumulated depreciation on leased systems was $494,624 and $286,928 at December 31, 1997 and
                            1996, respectively.

                            Minimum rentals receivable under existing operating leases as of December 31, 1997 were as follows:

                                    Year                                                        Amount
                                    ----                                                       -------
                                    1998............................................         $ 1,688,502
                                    1999............................................           1,113,972
                                    2000............................................             543,873
                                    2001............................................             244,045
                                    2002............................................              33,370
                                    Thereafter......................................              24,950


                            Medical Software Integrators, Inc.

                              Notes to Financial Statements

                            As Lessee

                            The Company is obligated under terms of operating leases for its office facilities and certain equipment.

                            Future annual minimum payments under these operating leases are as follows:


                                   Year                            Amount
                                   ----                            -------
                                  1998.................            $  86,652
                                  1999.................               51,320

                            Rental expense was approximately $87,000 and $81,000 for the years ended December 31, 1997 and 1996, respectively.

4.  Notes Payable           At December 31, 1996, the Company was obligated
                            under terms of two notes payable for vehicles. In
                            December 1997, the Company paid all amounts, including accrued interest thereon, due under the notes.

5.  Employee Benefit Plan   The Company maintains a 401(k) profit sharing plan
                            for its employees who have completed one year of service and attained the age of 21. In addition to the amount deferred by each employee, the company may make a discretionary contribution to each participant according to a formula based upon the participant's annual compensation and age. As of January 16, 1998, the Company has not declared a contribution for the year ended December 31, 1997.
                            Expense related to this plan was $51,151 for the year ended December 31, 1996.

6.  Related Party           The Company provides all accounting services to
    Transactions            Doctors Billing Office, Inc. (DBO), an affiliate of
                            the Company. The Company is not compensated for providing these services but it is reimbursed all expenses paid on behalf of DBO. The Company also reimburses DBO for all collections received on behalf of DBO. Unreimbursed expenses paid on behalf of DBO were approximately $29,800 and $0 as of December 31, 1997 and 1996, respectively and are included in other current assets in the accompanying balance sheets.

                            Medical Software Integrators, Inc.

                              Notes to Financial Statements

                            In addition, the Company also rents certain equipment and sells supplies to DBO. The amount of sales resulting from these transactions were approximately $44,000 and $30,000 in 1997 and 1996, respectively.

7.  Income Taxes            The components of income tax expense (benefit) are
                            as follows:


                                                                           1997                     1996
                                                                       ----------                 --------
                            Current
                              Federal.........................         $  353,000                 $ 42,000
                              State...........................             66,000                   10,000
                                                                       ----------                 --------

                            Total current.....................            419,000                   52,000

                            Deferred
                              Federal.........................           (166,000)                   64,000

                              State...........................            (31,000)                   13,000

                                                                       ----------                 ---------


                            Total deferred....................           (197,000)                   77,000

                                                                       ----------                 ---------


                            Total income taxes................         $  222,000                 $129,000
                                                                       ==========                 ========

                            Deferred income taxes relate to temporary differences between financial and income tax reporting and relate primarily to the Company reporting on a cash basis for income tax purposes. Deferred tax assets (liabilities) are comprised of the following:

                                                                          1997                      1996
                                                                       ----------                 ---------

                            Current:
                            Deferred income tax assets
                              (liabilities)
                              Accrual to cash
                              differences.....................          $  129,000                 $(68,000)
                                                                        ==========                 ========

                            Medical Software Integrators, Inc.

                              Notes to Financial Statements

                            Income taxes differed from amounts computed by applying the U.S. Federal income tax statutory rate to pretax income as a result of the following:

                                                                              1997                      1996
                                                                           ----------                 --------
                            Expected tax expense...................        $  216,000               $  107,000
                             Increase in income
                                taxes resulting from:
                                State income taxes.................            38,000                   19,000
                                Other, net.........................           (32,000)                   3,000
                                                                           ----------                 --------

                            Net income taxes.......................        $  222,000               $  129,000
                                                                           ==========               ==========

8.  Subsequent Event        In November 1997, the Company entered into
                            negotiations with InfoCure Corporation ("InfoCure"), whereby InfoCure would acquire all of the common stock of the Company in exchange for an estimated
                            $5,760,000 cash and approximately $1,440,000 worth of shares of InfoCure common stock. An additional
                            $2,200,000 worth of shares would be contingently issuable in 1998 and 1999 upon achievement of certain revenue and/or profit objectives in those years. The sale is expected to occur in the first quarter of 1998.

                             INFOCURE CORPORATION
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                       (in thousands, except share data)
                                  (unaudited)

                                                                                               PRO FORMA
                                               INFOCURE            MSD            MSI          ADJUSTMENTS        COMBINED
                                             -------------    -------------   ------------   ----------------    -----------
               ASSETS

Current assets:
  Cash                                         $  1,406           $  269         $  228         $        -        $  1,903
  Accounts and notes receivable net of
   allowances                                     5,169              134          1,081                  -           6,384
  Inventory                                         437                -            206                  -             643
  Deferred tax asset                                556                -            129                  -             685
  Prepaid expenses and other current assets         511              152             43                  -             706
                                               ---------------------------------------------------------------------------
Total current assets                              8,079              555          1,687                  -          10,321

Property and equipment, net of depreciation       1,328              159            761                  -           2,248
Goodwill, net of amortization                    17,014                -              -             21,357 [A]      38,371
Capitalized software, net of amortization         1,027              420              -                  -           1,447
Deferred tax asset                                1,906                -              -                  -           1,906
Other assets                                        197               73              8                  -             278
                                               ---------------------------------------------------------------------------
TOTAL ASSETS                                   $ 29,551           $1,207         $2,456         $   21,357        $ 54,571
                                               ===========================================================================

  LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
  Accounts payable                             $  1,694           $    9         $   84         $        -        $  1,787
  Accrued restructuring costs                     3,172                -              -                  -           3,172
  Accrued expenses                                1,084                -            268                  -           1,352
  Deferred revenue                                3,389              714          1,273                  -           5,376
  Current portion of long-term debt               2,001                -              -                  -           2,001
                                               ---------------------------------------------------------------------------
Total current liabilities                        11,340              723          1,625                  -          13,688

Long-term debt, less current portion              6,960                -              -                  -           6,960
Other liabilities                                 6,519                -              -             18,532 [B]      25,051
                                               ---------------------------------------------------------------------------
  Total liabilities                              24,819              723          1,625             18,532          45,699
                                               ---------------------------------------------------------------------------

Stockholders' equity
  Common stock, $.001 par value -
   authorized
    15,000,000 shares; 5,736,937 outstanding          6                -              -                  -               6
  Additional paid-in capital                     16,662                -              -              4,140 [B]      20,802
  Accumulated deficit                          (11,820)                -              -                  -        (11,820)
   Treasury stock and accrued stock
    repurchase, at cost                           (116)                -              -                  -           (116)
Net Assets of Purchased Companies                     -              484            831            (1,315) [A]          -
                                               ---------------------------------------------------------------------------
Total stockholders' equity                        4,732              484            831              2,825           8,872
                                               ---------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 29,551           $1,207         $2,456         $   21,357        $ 54,571
                                               ===========================================================================

See notes to pro forma condensed consolidated financial statements.

                             INFOCURE CORPORATION
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                        FOUNDING
                                                       BUSINESSES
                                                        AND OTHER               PRO FORMA
                                 INFOCURE             ACQUISITIONS            ADJUSTMENTS     [1]     SUBTOTAL
                           ------------------     ------------------     --------------------      --------------
Revenues                              $15,755                $16,687                  $     -             $32,442
Cost of revenues                        4,075                  4,166                        -               8,241
                           --------------------------------------------------------------------------------------
  Gross profit                         11,680                 12,521                        -              24,201
Operating expenses                     10,143                 11,531                   (1,583)             20,091
Restructuring costs                    11,136                      -                        -              11,136
                           --------------------------------------------------------------------------------------
  Operating income                     (9,599)                   990                    1,583              (7,026)
Other expense (income)                    207                    168                      161                 536
                           --------------------------------------------------------------------------------------
Income before taxes                    (9,806)                   822                    1,422              (7,562)
Taxes (benefit)                        (1,237)                   345                      680                (212)
                           --------------------------------------------------------------------------------------
NET INCOME                            $(8,569)               $   477                  $   742             $(7,350)
                           ======================================================================================


                              ACQUISITION OF          ACQUISITION              PRO FORMA
                              MICRO DESIGNS              OF MSI               ADJUSTMENTS               TOTAL
                           ------------------     ------------------     --------------------      --------------
Revenues                              $ 4,890                $ 3,971                  $     -             $41,303
Cost of revenues                          378                    317                        -               8,936
                           --------------------------------------------------------------------------------------
  Gross profit                          4,512                  3,654                        -              32,367
Operating expenses                      4,318                  3,021                     (880)  [C]        26,550
Restructuring costs                         -                      -                        -              11,136
                           --------------------------------------------------------------------------------------
  Operating income                        194                    633                      880              (5,319)
Other expense (income)                    (13)                    (2)                   1,631   [D]         2,152
                           --------------------------------------------------------------------------------------
Income before taxes                       207                    635                     (751)             (7,471)
Taxes (benefit)                            22                    222                     (172)  [E]          (140)
                           --------------------------------------------------------------------------------------
NET INCOME                            $   185                $   413                  $  (579)            $(7,331)
                           ======================================================================================

Pro forma income per share                                                                                $ (1.20)
                                                                                                   ==============

Shares used in computing pro forma income per share                                                         6,132
                                                                                                   ==============

See notes to pro forma condensed consolidated financial statements.

                             INFOCURE CORPORATION
        NOTES TO CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                  (unaudited)

NOTE 1 - BASIS OF PRESENTATION

InfoCure Corporation ("InfoCure" and together with InfoCure subsidiaries the "Company") was formed in November 1996 to acquire certain healthcare practice management companies in order to offer a comprehensive array of healthcare practice management systems. On July 10, 1997, contemporaneous with the closing of the Company's initial public offering, the Company completed the acquisition of (i) American MedCare Corporation ("AMC")(the "Predecessor Company")(the parent of International Computer Solutions, Health Care Division and Millard-Wayne, Inc.); (ii) DR Software, Inc.; (iii) KComp Management Systems, Inc.; and
(iv) Rovak, Inc. AMC acquired Health Care Division effective December 3, 1996 and Millard-Wayne, Inc. effective July 10, 1997. The foregoing acquired companies (except for AMC as the Predecessor Company) are referred to in the condensed consolidated pro forma financial statements as the "Founding Businesses".

The accompanying unaudited condensed consolidated pro forma financial statements are presented to illustrate the effect on the Company's historical results of operations of (i) the acquisition of the Founding Businesses as discussed above;
(ii) the acquisition, effective as of October 1, 1997, of the assets, subject to the assumption of certain liabilities, of Professional On-Line Computers, Inc. (POLCI"); (iii) the acquisitions, effective as of October 1, 1997, of the capital stock of SoftEasy, Inc. ("SoftEasy") and certain health care assets, subject to the assumption of certain health care liabilities, of Commercial Computers, Inc. ("CCI"); (iv) the acquisition, effective November 1, 1997, of the stock of Pace Financial Corporation ("PACE"); (v) and the acquisition, effective December 1, 1997, of the assets of Orthodontic Practice Management System ("OPMS"), formerly a division of HALIS, Inc. (POLCI, SoftEasy, CCI, PACE and OPMS are collectively referred to as the "Other Acquisitions").

On February 24, 1998, InfoCure acquired the assets, subject to certain liabilities, of Micro-Software Designs, Inc. ("MSD"),a New York corporation, pursuant to an asset purchase agreement effective January 1, 1998. MSD is headquartered in Ridgefield, Connecticut and provides computerized office information systems for oral and maxillofacial surgeons. The aggregate consideration consisted of $12.5 million in cash, 270,000 shares of common stock with a fair value of $2.7 million based on market prices at the date of the acquisition and the assumption of $723,000 in liabilities. Additional cash consideration of up to $4.4 million is contingently payable based on the attainment of certain income targets during the 24-month period beginning January 1, 1998.

On March 2, 1998, InfoCure closed the transaction to acquire all of the outstanding equity securities of Medical Software Integrators, Inc. ("MSI"), a Georgia corporation, pursuant to a stock purchase agreement effective January 1, 1998. MSI is headquartered in

                              INFOCURE CORPORATION
        NOTES TO CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                  (unaudited)

Marietta, Georgia and provides practice management systems and decision support tools to anesthesiologists. The aggregate consideration consisted of $5.8 million in cash and 101,767 shares of common stock with a fair value of $1.4 million based on market prices at the date of the acquisition. Additional consideration of up to $2.2 million is contingently payable based on the attainment of certain income targets during the 24-month period beginning January 1, 1998. This additional contingent consideration is payable in shares of the Company's common stock.

The unaudited condensed consolidated pro forma statements of operations have been prepared as if all the foregoing acquisitions had been consummated as of February 1, 1997, the beginning of the eleven month period presented. This eleven month transition period results from the Company's change in fiscal from January 31 to December 31 which was made effective February 1, 1997.

The pro forma statement of operations for the eleven months ended December 31, 1997 combines the Company's statement of operations for that period with (i) the respective statements of operations for each of the Founding Businesses for the approximate five and one-half month period from February 1, 1997; plus the period from July 10, 1997 (date of acquisition to December 31, 1997 (except for Health Care Division whose results of operations are included for the eleven months ended December 31, 1997); (ii) the respective statements of operations for the Other Acquisitions for the period most closely approximating the eleven months ended December 31, 1997; (iii) the statement of operations for MSD for the approximate eleven-month period ended December 31, 1997; and (iv) the statement of operations for MSI for the approximate eleven-month December 31, 1997.

The unaudited condensed consolidated pro forma balance sheet has been prepared as if the acquisition of MSD and MSI had been consummated as of February 1, 1997. The acquisitions of the Founding Businesses and the Other Acquisitions had previously been consummated as described in documents on file with the Commission.

The pro forma adjustments described in Note 2 below are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma condensed consolidated data presented herein do not purport to represent what the Company's results of operations would actually have been had such events occurred at the beginning of the periods presented, as assumed, or to project the Company's results of operations for any future period or the future results of the Company.

NOTE 2 - PRO FORMA ADJUSTMENTS

The pro forma adjustments to the condensed consolidated statements of operations are as follows:

[1]                The pro forma adjustments with respect to the Founding
                   Businesses are described in the Company's registration statement on Form SB-2 on file with the Commission. The pro forma adjustments with respect to the Other Acquisitions are described in the Company's Forms 8-K, as amended, also on file with the Commission.

[A] To record acquisition of certain assets subject to certain liabilities and the allocation of the companies' purchase price on the basis of the estimated fair values of the assets acquired and the liabilities assumed.

                   Management continues to study the allocation of purchase prices; upon completion of such study, the allocation may change.

[B] To reflect stock issued and the liability for the cash portion of the purchase price. Amount was subsequently funded under the Company's acquisition line of credit and proceeds from a private placement of convertible preferred stock.

[C] To adjust costs and expenses to reflect the termination of certain personnel and the changes in the salaries of other personnel specifically provided for in the acquisition and related agreements. To adjust depreciation and amortization to reflect the adjusted bases of assets. Goodwill resulting from the acquisition will be amortized over a 15 year period.

[D] To adjust interest expense to reflect the increase in debt in connection with the acquisition.

[E]                To adjust income tax expense
